For Immediate Release:

Green EnviroTech Holdings, Corp. Open Letter Update to Shareholders

JAMESTOWN, CA—(Marketwired – October 31, 2017) - Green EnviroTech Holdings, Corp. (OTC PINK : GETH ) is pleased to update shareholders in the following open letter.

Dear shareholders,

Before anything else, I want to thank each and every one of our shareholders for their continued patience and for their confidence in Green EnviroTech Holding Corp. (OTC: GETH). For our newer shareholders, let me explain our business.

Green EnviroTech Holding Corp. (OTC: GETH) is first and foremost a technology company. Our mission is to find, develop and implement practical, economical solutions to address environmental issues associated with the production of waste, energy, water and food; and to create jobs and stimulate economic growth in the local communities where we operate as we strive to achieve this mission.

The first environmental issue we will address is rather pernicious, the approximately one billion scrap tires discarded each year around the world: every year we add another billion to the billions of tires already found in landfills, monofills and tire dumps. GETH has developed a proprietary technology that processes discarded tires and recovers valuable materials from them in an economically efficient and environmentally responsible manner. Our technology essentially takes an environmental problem and turns it into a profit center. The global market for carbon black, one of the products which our process extracts from scrap tires, should be approximately $20.4B by 2022.

As previously stated, we are working on three projects here at home in the USA: a carbon finishing plant in Ironton, Ohio, and two tire processing plants in Texas. Over the last four months, we have been quietly consolidating our position and securing our first draw from READS LLC (Real Estate Assets/Real Estate Acquisition Development & Sales) who provided our lease finance facility. Unfortunately, it has taken longer than we anticipated to secure this draw; as a result, the execution of our business plan has slipped by several months and we now forecast the carbon finishing plant, which is currently under construction, to be operating in Q2 of 2018. We will announce additional draws on that finance facility as they occur.

We continue to make progress, however, some of which we have announced in company press releases. Here’s a brief summary:

Business achievements: May 2017 - October 2017

●	In addition to the progress we are making on our two tire processing plants in Texas, we have been working with a local partner to build a third tire processing plant, in Maryland. Our partner is an established tire recycler and they will provide the feed stock. We have a blueprint layout for a 100 tons per day GEN 1 Tire Processing Plant located at their facility.

●	We have agreed on an LOI with an overseas partner to build GEN 1 End-of-Life tire processing plants outside the USA. Our partner is a principal investor in offshore projects, a project developer and a facilities operator with an international track record of completing projects; this partner has already assembled a team with tire-recycling experience

●	GETH continues to work on securing a GEN 1 tire processing plant insurance wrap

●	We have submitted a comprehensive patent for the GETH GEN 1 End-of-Life tire processing solution.

●	In June we agreed to terms to acquire FWD: Energy, Inc., subject to successful completion of due diligence, which has developed a proprietary second-generation technology. We put this deal on hold for the summer and are currently considering our options.

●	We have entered into an agreement with an investment bank for our planned uplist to NASDAQ or NYSE in 2018 and to pursue potential strategic investors

We are excited about the future and confident our success will exceed our expectations. Over the coming weeks we will make more detailed public announcements.

Once again, on behalf of the GETH team, I would like to thank all of you for your patience, for your confidence in us, and for your support.

Yours sincerely

Chris Bowers

President and CEO

Green EnviroTech Holdings Corp.

About Green EnviroTech Holdings Corp.

Green EnviroTech Holding Corp. (OTC: GETH) is first and foremost a technology company. Our mission is to find, develop and implement practical, economical solutions to address environmental issues associated with the production of waste, energy, water and food; and to create jobs and stimulate economic growth in the local communities where we operate as we strive to achieve this mission.

For more information on GETH:

www.greenenvirotech.com

CONTACT INFORMATION

John Martin

866.414.5242

Or

Public Relations and Media Contact:
LCG
Headquarters Office
702.333.4886
www.lcginfo.com

Forward Looking Statement

This press release contains forward-looking statements that relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.